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                                  EXHIBIT 9(b)
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                                   Agreement

         This Agreement dated May 9, 1969, between Hardware Mutual Casualty Company, a Wisconsin insurance corporation ("Hardware"), and Sentry Fund, Inc., a Maryland corporation ("Fund");

         Witnesseth that:

         Whereas, The Sentry Corporation, an affiliate of Hardware, has caused the Fund to be organized for the purpose of engaging in business as a diversified open-end management investment company; and

         Whereas, it is anticipated that Sentry Investment Management, Inc., ("Management Company"), a subsidiary of The Sentry Corporation, is to serve as investment advisor for the Fund pursuant to an investment advisory agreement with the Fund; and

         Whereas, Hardware is the owner of the service mark Sentry and the service mark comprising a minuteman design, covered by Registration Numbers 731654 and 742763, respectively, on the Principal Register of the United States Patent Office, for underwriting all types of insurance; and

         Whereas, said marks have been used for a number of years by Hardware, by The Sentry Corporation, and various other companies in the Sentry group of companies, and the mark Sentry has been used in the corporate name of the Fund, and it and the minuteman design will be used by the Fund in advertising, signs, labels, stationery, printed forms and the like, all with the consent of Hardware; and

         Whereas, the parties hereto desire to enter into this agreement for the purpose of setting forth the terms and conditions upon which they have agreed for continued use by the Fund of the name Sentry and the minuteman design;
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         Now, therefore, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

         1. Hardware hereby consents to use by the Fund in its corporate name of the word Sentry and to the use by the Fund of the word Sentry and the Minuteman design in its advertising and other printed matter of the Minuteman design.

         2. The Fund agrees that its use of the word Sentry and of the minuteman design shall not prevent Hardware, its successors or assigns, or any company to which Hardware has granted the right and license to use such service marks from using or permitting the use of the word Sentry and of the minuteman design, alone or with any word or words, for, by, or in connection with any other entity or business, other than the Fund or its business, whether or not the same directly or indirectly competes or conflicts with the Fund or its business.

         3. Notwithstanding the provisions of paragraph 1 above, it is agreed that all proprietary interest in said service marks shall remain exclusively the property of Hardware, and control of their usage shall remain with Hardware, and at the written request of Hardware, its successors or assigns, delivered to the Fund at its registered office in Stevens Point, Wisconsin, or if none, at its principal office in Maryland, the Fund shall forthwith stop using the said service marks or the Fund may continue such use only in accordance with provisions contained in such request.

         4. Not in limitation of the provisions of paragraph 3 above, if the Management Company shall cease to act as investment advisor for the Fund or shall cease to be controlled by or under common control
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                 with either Hardware or The Sentry Corporation, or if the Fund shall not have in effect an investment advisory agreement with The Sentry Corporation or another corporation controlling, controlled by or under common control with The Sentry Corporation, then the right of the Fund to the use of the service marks Sentry and the minuteman design shall terminate and the Fund shall take appropriate steps to change its corporate name and to terminate use of said service marks in connection with its business.

         5. The provisions of this agreement are binding upon the parties, their directors, officers, stockholders, creditors, successors or assigns, and all other persons claiming under or through them.

         In witness whereof, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

                                        Hardware Mutual Casualty Company

                                        By    /s/ John W. Joanis, President
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                                              John W. Joanis, President

                                        Sentry Fund, Inc.

                                        By    /s/ Donald M. Colby, President
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                                              Donald M. Colby, President